PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
                                    MAILING.
                    YOUR IMMEDIATE ATTENTION IS APPRECIATED.

[LOGO]

T. M. "TOM" MATTHEWS
Chairman of the Board,
President & Chief Executive Officer

                                                                  March 31, 2000

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to invite you to the 2000 Annual Meeting of Shareholders. We'll have refreshments beginning at 9:30 a.m. The Annual Meeting will begin promptly at 10:00 a.m.

Date:        Thursday Morning, May 11, 2000      Place:       Doubletree Hotel
Time:        9:15 a.m. Doors Open                             (See next page for map/details.)
             9:30 a.m. Refreshments                           322 N. Spokane Falls Court
             10:00 a.m. Annual Meeting Convenes               Spokane, Washington

Please take the opportunity to review the enclosed Annual Report, Proxy Statement, and 1999 Financial Report. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. Voting your proxy prior to the meeting will allow for a more efficient and timely meeting. Also, your vote is important regardless of the number of shares you own. Thank you for your continued support.

Sincerely,

/s/ T. M. Matthews

          Avista Corp.--P.O. Box 3727--Spokane, Washington 99220-3727
                       Investor Relations--(509) 495-4203

IF YOU REQUIRE SPECIAL ACCOMMODATIONS AT THE ANNUAL MEETING DUE TO A DISABILITY,
           PLEASE CALL OUR INVESTOR RELATIONS DEPARTMENT BY APRIL 21.

                                     [MAP]

                                  AVISTA CORP.
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

               NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS

DATE:                            Thursday, May 11, 2000

TIME:                            10:00 a.m., Pacific Time

PLACE:                           Doubletree Hotel
                                 322 N. Spokane Falls Court
                                 Spokane, Washington

RECORD DATE:                     March 23, 2000

MEETING AGENDA:                  1)  Election of three directors
                                 2)  To transact other business that may come before the
                                   meeting or any adjournment(s).

By order of the Board of Directors,

/s/ Terry L. Syms

Terry L. Syms
Vice President & Corporate Secretary

Spokane, Washington
March 31, 2000

                       PROXY STATEMENT--VOTING PROCEDURES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Avista Corp. of proxies for use at the Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 2000.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend our Annual Meeting of Shareholders, please complete, sign and date your proxy card, and return it as soon as possible in the enclosed envelope.

At the close of business on the record date, March 23, 2000, there were 47,176,912 shares of Avista Corp. Common Stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. Where the shareholder specifies a choice, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company's Common Stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected, multiplied by the number of shares held by that shareholder or may distribute such votes among any two or more of such nominees. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to three individuals for the 2000 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered "votes cast" and, therefore, will have no effect.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

Three directors are to be elected to serve until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualified. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one or more of the nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors.

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

* INDICATES NOMINEES FOR ELECTION

DAVID A. CLACK                   DIRECTOR SINCE 1988 (CURRENT TERM EXPIRES 2001)

Mr. Clack, age 65, is a principal of Olympic Capital Partners, a private investment banking firm headquartered in Seattle, Washington. He is also Chairman of NVA Holdings, LLC. Previously, and for over five years, Mr. Clack was President of Clack and Co., a private investment firm headquartered in Spokane, Washington.

SARAH M. R. (SALLY) JEWELL*      DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2000)

Mrs. Jewell, age 44, has been Executive Vice President of the Commercial Banking Division of Washington Mutual Bank since January 1996, and also serves as President and CEO of its Western Bank and Washington Mutual Business Bank Divisions. Prior to joining Washington Mutual, she spent fourteen years with Rainier Bank, Security Pacific Bank and West One Bank, in the areas of energy banking, national accounts, credit administration, head of business banking activities in Washington, and finally as President and CEO of West One Bank, Washington. Mrs. Jewell serves on the boards of Recreational Equipment, Inc., and Premera, parent company of Premera Blue Cross and Medical Service Corp. In addition, she serves on advisory committees for the University of Washington's College of Engineering and of the School of Business.

JOHN F. KELLY*                   DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2000)

Mr. Kelly, age 55, has been a Board member of Alaska Air Group since 1989, and has served as Chairman, President and Chief Executive Officer of the Company, as well as Chairman and Chief Executive Officer of Alaska Airlines since 1995. He also served as President of Alaska Airlines from 1995 to 1997 and Chief Operating Officer from November 1994 to February 1995. He has served Horizon Air as its Chairman of the Board since February 1991. Mr. Kelly is a director of the Washington State Roundtable, and a board member of the Air Transport Association and of the Northwestern University Transportation Center Business Advisory Committee.

JESSIE J. KNIGHT, JR.            DIRECTOR SINCE 1999 (CURRENT TERM EXPIRES 2002)

Mr. Knight, age 49, is President and Chief Executive Officer of the San Diego Regional Chamber of Commerce and is Executive Vice President of Navillus Associates, LLC, a real estate development partnership located in San Francisco. From 1993 through 1998, Mr. Knight served as a Commissioner of the California Public Utilities Commission as managing commissioner over the telecommunications and electric industries of the state. Mr. Knight was the Vice President of Marketing for the San Francisco Chronicle and San Francisco Examiner newspapers for seven years. He spent ten years in senior management positions in marketing and finance for the Dole Foods Company (principally in the pineapple industry) and as Director of Marketing for its U.S. and Canadian businesses and its Latin American operations. Mr. Knight serves on the boards of Blue Shield of California and DBS Industries, Inc. He is former Vice Chairman of the World Affairs Council of Northern California and is presently a standing member of the Council on Foreign Relations.

THOMAS M. MATTHEWS               DIRECTOR SINCE 1998 (CURRENT TERM EXPIRES 2002)

Mr. Matthews, age 56, has been Chairman of the Board, President and Chief Executive Officer of the Company since 1998. From December 1996 through June 1998, Mr. Matthews served as President of Houston-based Dynegy. From 1989 through November 1996, Mr. Matthews held various executive positions with Texaco, including Vice President of Texaco, Inc., President of Texaco Refinery and Marketing, and President of Texaco Global Gas and Power. Prior to that time, he also held executive positions with Tenneco and Exxon. He serves on various boards, including the Advisory Council for Texas A&M University, Texas A&M Vision 2020 Committee, and the Washington State Roundtable.

EUGENE W. MEYER                  DIRECTOR SINCE 1990 (CURRENT TERM EXPIRES 2002)

Mr. Meyer, age 63, has been in the financial consulting business for over five years. He was previously a Managing Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. Mr. Meyer is a Chartered Financial Analyst.

BOBBY SCHMIDT                    DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2001)

Mr. Schmidt, age 59, has been President for over five years of Schmidt Trading, Inc., a commodity trading and investment firm located in Hilton Head Island, South Carolina. Mr. Schmidt has extensive experience as a commodity trader, working for many years as an independent trader in Chicago. He was a member of the Chicago Board of Trade and while at the Board of Trade, he was associated with Refco, a commodity clearing company. Previously, Mr. Schmidt was the Chief Financial Officer of Carson Pirie Scott and also served as an advisor to the Illinois State Legislature.

LARRY A. STANLEY                 DIRECTOR SINCE 1991 (CURRENT TERM EXPIRES 2001)

Mr. Stanley, age 71, has been Chairman and Chief Executive Officer of Empire Bolt & Screw, Inc., since 1972. Empire Bolt is a Spokane distribution company of which Mr. Stanley is the founder. He is a past Chairman of the Association of Washington Business, past President of the Inland Northwest Council of Boy Scouts of America, and past Chairman of the Spokane Area Chamber of Commerce. Mr. Stanley also serves on the boards of Output Technology Corporation and The Coeur d'Alenes Company, both located in Spokane, Washington, and Aresco, Inc., of Post Falls, Idaho. Mr. Stanley will retire from the Avista Corp. Board of Directors at the end of his term in May 2001.

R. JOHN TAYLOR*                  DIRECTOR SINCE 1985 (CURRENT TERM EXPIRES 2000)

Mr. Taylor, age 50, has been Chairman and Chief Executive Officer since 1995 of AIA Services Corporation, an insurance holding company and insurance agency with operations throughout the United States. Prior to that time, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is a member of the Board of Directors of Pacific Empire Communications Corporation of Lewiston, Idaho, a member of the Board of Trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board.

DANIEL J. ZALOUDEK               DIRECTOR SINCE 1998 (CURRENT TERM EXPIRES 2002)

Mr. Zaloudek, age 54, is President and Chief Executive Officer of IMEDIA, Inc., an international multimedia content company located in Tulsa, Oklahoma.
Mr. Zaloudek is active on economic development and public policy issues and has worked on political campaigns on both a local and national level. He also owns a farming and ranching business near Enid, Oklahoma. From 1978 to 1995, Mr. Zaloudek held various executive positions with Koch Industries and Exxon. He is a member of the Oklahoma State University Board of Governors and is Chairman of their Board of Trustees. In addition, he is on the Board of Directors of the Tulsa Area United Way, and has served on the boards of the Philbrook Museum of Art and the Oklahoma Sinfonia.

                       BOARD OF DIRECTORS OF AVISTA CORP.
                    CORPORATE GOVERNANCE GUIDING PRINCIPLES

DIRECTOR ACCOUNTABILITY--Directors act as advocates for the shareholders and consider other stakeholders needs, as appropriate. Directors help executive management define and shape the vision of the corporation, review strategic objectives and business plans, and provide guidance and direction to executive management. Directors ensure that strategies, budgets, forecasts, financial plans, and adequate resources are in place to enable the corporation to meet its objectives. Directors encourage accountability, business excellence, a high-performance environment, and retention of high-caliber people.

DIRECTOR COMMITMENT--Directors must commit time outside of Board meetings to understand the business and related issues, to stay updated, and to prepare for Board and committee meetings. Directors must also make themselves available to executive management to provide advice and counsel outside of Board meetings. Directors are expected to attend all meetings of the Board and all meetings of Board committees of which they are members. Directors must sit on at least one Board committee. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible. A significant conflict may also arise from time to time that might prevent a director from attending a quarterly meeting. However, it is expected that each director will make every effort to keep such absences to a minimum.

DIRECTOR INDEPENDENCE--Directors must exercise unbiased and independent judgment and ask probing questions of management. Directors must be diligent and prudent in overseeing the corporation's business and performance and in monitoring management. Directors must be free from any material direct or indirect potential benefit other than as a shareholder. Outside directors allow time in an executive session immediately after each quarterly Board meeting to discuss items of interest or urgency.

DIRECTOR SELECTION--The Board has established guidelines for the recruitment and selection of directors. The guidelines include a position profile and the core competencies required of a director. Among other things, these guidelines are to better prepare the Board to identify corporate needs as director retirements/ vacancies occur and as the needs of the business change; to ensure that the vision, mission, and values of the corporation are fulfilled through the selection process; to encourage professional and cultural diversity and teamwork; and to clearly convey expectations of a Board member.

BOARD COMPOSITION--The Board will, as set forth in the Articles of Incorporation, consist of no more than eleven directors and generally only one employee--the Chairman of the Board and Chief Executive Officer--will be a director. Should business reasons dictate, the Board retains the flexibility to increase the number of employee directors. But, in any event, the majority of the Board will always consist of outside directors. The Board will consist of individuals with the necessary business expertise and professional specialization to allow for success in today's highly competitive business arena and who meet the criteria set forth in the above guiding principles.

BOARD COMMITTEES--Each committee of the Board meets at least quarterly. The chair of each committee reports items discussed by the respective committee to the full Board at each quarterly meeting or more often, if deemed necessary. Committee assignments are designed in part to build the skills of directors and the Board as a whole. The committees include members who have special skills relevant to its work. Committee membership is rotated, as appropriate, to address the changing needs of the business and to assist directors in learning the business as a whole. The Board has established certain Board committees as set forth in this proxy statement. Only outside directors sit on the Audit & Finance and Compensation & Organization Committees.

BOARD COMMUNICATIONS/ACCESS TO MANAGEMENT--Senior management regularly attends Board meetings at the invitation of the Board, and directors have complete access to Company management for information. The Chairman and Chief Executive Officer provides directors with business updates and related industry information on a monthly basis. In addition, directors receive timely and relevant information on any emerging items of significant interest. Directors and executives strive to ensure that there is a sharing of information between each other that builds an effective partnership and enhances the corporation's opportunity to maximize shareholder value.

BOARD AGENDAS/MATERIALS--The chair of each Board committee is actively engaged in setting committee meeting agendas. In addition, a preliminary agenda is provided to directors in advance of Board and committee meetings for their review and input. Directors are also provided with pertinent background material for their review in advance of meetings.

LEADERSHIP DEVELOPMENT/SUCCESSION PLANNING--The Board has charged the Compensation & Organization Committee with the responsibility to ensure that succession plans are in place for the Chief Executive Officer and other executive management. The Chairman and Chief Executive Officer is expected to update the Board at least annually with respect to leadership development and succession plans for executives and other key positions.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER/SENIOR OFFICERS--The Compensation & Organization Committee is charged with ensuring that an evaluation of the Chief Executive Officer takes place at least annually. The Committee facilitates the evaluation discussion with the full Board and provides feedback to the Chief Executive Officer with respect to said evaluation. The Chief Executive Officer is charged with ensuring that evaluations of members of executive management also occur on at least an annual basis and that the Board is apprised of executive management performance.

FORMER CHAIRMAN OF THE BOARD AND/OR CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP--When the Chairman and/or the Chief Executive Officer who is an employee and who also serves as a director resigns, a resignation from the Board is required at the same time.

DIRECTOR RETIREMENT AGE/TERM LIMITS/PERFORMANCE--The Bylaws of the Company currently provide that a director who is seventy years of age or more shall retire from the Board, effective at the Annual Meeting of Shareholders held in the year in which his/her term expires. The Board has no evidence to suggest that setting term limits has a significant potential to enhance the individual performance/quality of directors. Performance expectations for directors are set forth in the Board member position profile and core competencies. The Corporate Governance Committee is charged with monitoring overall Board effectiveness.

SHAREHOLDER CONFIDENTIAL VOTING--Confidential voting will be used for all matters to be voted upon by shareholders except (1) as necessary to meet any legal requirements, (2) when a shareholder requests disclosure of the shareholder's vote to management, (3) in any dispute regarding authenticity of proxies and ballots, and (4) in the event of a proxy contest, if the other party soliciting proxies does not agree to comply with confidential voting.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six Board meetings in 1999. The average attendance during 1999 at all meetings of the Board and at all Board committee meetings was 99 percent.

AUDIT & FINANCE--Assists the Board in overseeing financial reporting, corporate risk management, and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management, independent auditors and legal counsel, and reviews financial operating reports. Based upon the Committee's review and discussions with management and independent auditors, it recommends that the financial statements be included in the annual report on Form 10-K. The Committee also assists the

Board in ensuring that strategies, budgets, forecasts, and financial plans and processes are in place to meet corporate goals and objectives. The Committee reviews recommendations from management on dividend policy, financing activities, capital investment, allocation of capital to the various business units, and cash management. Only outside directors sit on the Committee. The Committee consists of directors Jewell, Knight, Meyer, Schmidt, and Taylor--Chairman. Five meetings were held in 1999.

CORPORATE GOVERNANCE--Advises the Board on corporate governance matters. Such matters include recommending guidelines for the role, composition, and size of the Board, as well as evaluating Board effectiveness and organizational structure. The Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedure set forth below. The Committee consists of directors Clack, Matthews, Stanley, Taylor, and Meyer--Chairman. Four meetings were held in 1999.

COMPENSATION & ORGANIZATION--Considers and approves compensation and benefits of executive officers of the Company and its affiliates. The Committee is also responsible for ensuring that the appropriate objectives and safeguards are in place to protect the investments in the Employee Retirement Plan and the Employee Investment and Stock Ownership Plan. The Committee also keeps itself apprised of employee benefit plans overall. The Committee also reviews management's proposals with respect to organizational structure and executive personnel and makes recommendations to the full Board, as appropriate. In addition, the Committee ensures that succession plans are in place for the Chief Executive Officer, as well as other executive officers and other key positions. Only outside directors sit on the Committee. The Committee consists of directors Kelly, Stanley, Zaloudek, and Clack--Chairman. Four meetings were held in 1999.

ENVIRONMENTAL & SAFETY--Assists the Board in monitoring and overseeing the Company's environmental compliance and performance and provides policy guidance to executive management on environmental issues. The Committee also monitors corporate performance and activities related to employee safety. The Committee consists of directors Clack and Stanley--Chairman, an executive officer, and senior management employees of the Company. Five meetings were held in 1999.

EXECUTIVE--Has and may exercise, when the Board is not in session, all the powers of said Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws or by resolutions of the Board. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when it is not timely or practical for the entire Board to meet. The Committee consists of directors Clack, Meyer, Stanley, Taylor, and Matthews--Chairman. No meetings were held in 1999.

                              DIRECTOR NOMINATIONS

The Corporate Governance Committee will consider written recommendations for the Board of Directors that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Vice President & Corporate Secretary of the Company, 1411 East Mission Avenue,
P.O. Box 3727, Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

                             DIRECTOR COMPENSATION

During 1999, directors who were not employees of the Company received an annual retainer of $30,000. Of that amount, two-thirds was paid automatically in Company Common Stock, pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any committee meeting of the Board of Directors and a per diem travel fee of $1,200. Directors who serve as Board committee chairpersons and, therefore, have additional responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer.

The Board of Directors has set a stock ownership expectation for all members of the Board. Directors are expected to own $100,000 of Company Common Stock within five years of their becoming a Board member and must maintain at least that amount during their tenure as a Board member. This guideline and the Non-Employee Director Stock Plan both illustrate the Board's philosophy of increased stock ownership for all members of the Board in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock of the Company held, as of March 1, 2000, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's Preferred Stock. Also, directors and executive officers as a group do not own in excess of 1% of the outstanding Common Stock of the Company. And, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                                    AMOUNT AND NATURE
                                                                 OF BENEFICIAL OWNERSHIP
                                                              ------------------------------
NAME                                                           DIRECT    INDIRECT    TOTAL
----                                                          --------   --------   --------
David A. Clack..............................................    6,693     10,256(1)  16,949
Jon E. Eliassen(2)..........................................    7,966     13,139(3)  21,105
Gary G. Ely.................................................    7,098     36,873(4)  43,971
Robert D. Fukai.............................................    6,888     11,376(3)  18,264
Sarah M. R. (Sally) Jewell..................................    4,657                 4,657
John F. Kelly...............................................    2,817                 2,817
Jessie J. Knight, Jr........................................    1,284                 1,284
Thomas M. Matthews..........................................   93,348(5)     391(3)  93,739
David J. Meyer..............................................   10,922(6)   1,121(3)  12,043
Eugene W. Meyer(2)..........................................    5,714     12,880(7)  18,594
Bobby Schmidt...............................................   21,274                21,274
Larry A. Stanley............................................    7,157      7,417(8)  14,574
R. John Taylor..............................................   10,005      8,453(9)  18,458
Daniel J. Zaloudek..........................................    2,698                 2,698
All directors and executive officers as a group, including
  those listed above--21 individuals........................                        334,031

------------------------

(1) Includes 2,000 shares held in the name of Clack & Co., 7,500 shares held in an IRA account and 756 shares held by Mr. Clack's spouse.

(2) Holds 730 exercisable stock options of Bay Area Manufacturing, an indirect subsidiary of the Company.

(3) Shares held in the Company's 401(k) Investment Plan.

(4) Includes 31,673 shares held in the Company's 401(k) Investment Plan and 5,200 shares held in the Executive Deferral Plan.

(5) Includes 88,398 restricted shares of Company Common Stock.

(6) Includes 8,191 restricted shares of Company Common Stock.

(7) Includes 600 shares held by Mr. Meyer as custodian for his son and 12,280 shares held in an IRA account.

(8) Shares are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.

(9) Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 432 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 832 shares held by Mr. Taylor as custodian for his children. Also includes 3,189 shares for which Mr. Taylor has deferred receipt to a later date in accordance with the provisions of the Non-Employee Director Stock Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission ("SEC"). Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 1999, the Company believes that all Section 16 filing requirements applicable to the Company's reporting persons were complied with except that a Form 5 was inadvertently not filed on a timely basis with respect to Avista Corp. stock options granted in 1998 to the named executive officers and other executive officers as follows: JoAnn G. Matthiesen, Ronald R. Peterson, Terry L. Syms, Edward H. Turner and Roger D. Woodworth. And, a Form 5 was inadvertently not filed on a timely basis with respect to shares awarded in 1998 under the Non-Employee Director Stock Plan to the outside directors named in this proxy statement. These transactions were subsequently reported to the SEC in accordance with the rules.

                             EXECUTIVE COMPENSATION
               BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT

TO SHAREHOLDERS:

The Compensation & Organization Committee of the Board of Directors (the "Committee") reviews and approves compensation and benefit levels for executive officers. The Committee also establishes specific strategic corporate performance goals, which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised of Board members who are not employees of the Company.

The primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible by providing compensation opportunities which are competitive in the marketplace.

    - Tie a significant portion of pay to performance so that rewards vary with the achievement of annual and longer-term results.

    - Promote a close identity of interest between management and shareholders and encourage decision-making that enhances shareholder value. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals and through regular grants of stock options.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of non-performance-based compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest-paid executive officers. The Long-Term Incentive Plan was designed to meet the requirements of performance-based compensation under Section 162(m). And, when consistent with its compensation philosophy and objectives, the Committee intends to structure compensation plans so that all compensation expense is deductible for tax purposes.

                           COMPONENTS OF COMPENSATION

As indicated, the Committee believes that executive officer compensation should be closely aligned with the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to the Company's long-term success. To that end, the Committee's philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance) and long-term incentives (i.e., stock options, restricted stock, and performance-based stock opportunities).

The Committee considers but does not target executive officer compensation at the median of similarly situated executives at the Company's competitors. Rather, the Committee believes that its total compensation opportunities for executive officers must provide significant compensation potential to attract and retain executive officers of exceptional talent and skill to further the Company's success as an energy, information, and technology company.

BASE SALARY

The Committee reviews each executive officer's base salary at least annually. The factors that influence Committee decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, internal pay-equity considerations, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee's subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. Based on these factors, the Committee granted executive officers base salary increases, effective March 1, 1999 that ranged from 0% to 8%.

CEO COMPENSATION

Mr. Matthews has been Chairman of the Board, President and Chief Executive Officer since 1998. His compensation and benefits were negotiated prior to his joining the Company, and reflect his over thirty years of significant experience and leadership in the diversified energy industry, including serving as president of a large energy concern with worldwide operations. Mr. Matthews has the background, skills, global and national experience, and senior leadership ability critical to the future success of the Company. Mr. Matthews' annual base salary effective July 1, 1998 was set at $750,000, and it has not been adjusted since that time. Under his employment agreement, he received a guaranteed cash payment (referred to as a "bonus") of $300,000, as set forth in the Summary Compensation Table.

ANNUAL INCENTIVE COMPENSATION

The 1999 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn an annual incentive based on corporate and individual performance. The Committee established the target amount as a specified percentage of each executive officer's salary. The target bonus percentages ranged from 35% to 50% of salary depending on position, with the exception of Mr. Matthews whose target bonus percentage was 100% of salary. In the event that certain corporate and individual performance goals were achieved, executive officers would have been entitled to receive the full award. In the event that certain performance goals were exceeded, executive officers would have been entitled to receive up to two times their target bonus percentage.

The Committee establishes performance measures annually. In February 1999, the Committee approved a plan based on achieving specified earnings per share levels. Above a minimum threshold earnings per share level, the Company would allocate amounts to an incentive pool. At or below this threshold level, no awards would be paid. If the minimum threshold earnings per share level was achieved, 100% of the bonus amounts would be allocated to the pool. Additional amounts would be allocated to the pool at incremental higher levels of earnings per share performance, up to 200% of the bonus amounts. Out of the incentive pool, actual awards to executives would be based on achievement of predetermined initiatives and individual performance. As a result of various factors, including a shift in corporate strategy relating to the downsizing of the Company's national energy trading business, the threshold target established in early 1999 was not met. Therefore, no awards were made to executive officers under the 1999 Executive Incentive Plan.

LONG-TERM INCENTIVE COMPENSATION

The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. The Committee establishes a target level of stock options for each executive officer position. The target level is based on competitive data reflecting the estimated median value of the annual long-term compensation opportunity for similar positions in the utility industry. In determining actual annual stock option grants, the Committee also considers individual performance and the potential contribution to the Company's success. Stock options granted under this plan in 1999 to the named executive officers are reflected in the Summary Compensation Table. The stock options were granted at 100% of fair market value, which assures that executives receive a benefit only when the stock price increases.

              MEMBERS OF THE COMPENSATION & ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

David A. Clack--Chairman         Larry A. Stanley
John F. Kelly                    Daniel J. Zaloudek

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL
                                            COMPENSATION(1)                  LONG-TERM COMPENSATION(1)
                                         ----------------------    ---------------------------------------------
                                                                               AWARDS                  PAYOUTS
                                                                   -------------------------------   -----------
                                                                   RESTRICTED         SECURITIES      LONG-TERM
                                                                     STOCK            UNDERLYING      INCENTIVE    ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY ($)   BONUS ($)    AWARDS(2)        OPTIONS (#)(3)   PAYOUTS ($)   COMP. ($)
-----------------------------------------------------------------------------------------------------------------------------
T. M. MATTHEWS ............    1999       $750,000                                      80,000(4)                  $  319,464(5)(13)
Chairman of the Board,         1998       $354,808                 $2,000,000(6)       150,000(7)                  $1,150,000(8)
President & Chief Executive
Officer
EMPLOYED 7/98

G. G. ELY .................    1999       $268,077                                      35,000(4)                  $    9,524(13)
Executive Vice President       1998       $211,654     $40,000(9)                       12,500(4)                  $   13,320
                               1997       $196,137                                                                 $   11,783

D. J. MEYER ...............    1999       $240,000                                      20,000(4)                  $   21,678(13)
Senior Vice President &        1998       $ 62,769     $10,000(9)  $  200,000(10)       32,500(11)                 $  200,000(14)
General Counsel
EMPLOYED 9/98

J. E. ELIASSEN ............    1999       $234,215                                      20,000(4)                  $   22,652(13)
Senior Vice President &        1998       $215,692     $40,000(9)                       12,500(4)                  $   48,941
Chief Financial Officer        1997       $196,138                                       2,287(12)                 $   37,772

R. D. FUKAI ...............    1999       $192,820                                      15,000(4)                  $   37,459(13)
Vice President                 1998       $191,741     $30,000(9)                        8,100(4)                  $   49,990
External Relations             1997       $185,815                                                                 $   20,034


------------------------

 (1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% incentive/bonus cash payments. Accumulated deferred compensation is credited with earnings at a non-preferential rate.

 (2) As of December 31, 1999, the number and value of total shares of restricted stock held by the named executive officers are: T. M. Matthews--88,398 shares; $1,364,865 and D. J. Meyer--8,191 shares; $126,469. Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

 (3) No stock option granted under the Long-Term Incentive Plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution.

 (4) Avista Corp. Common Stock options granted under the Long-Term Incentive
     Plan.

 (5) Includes a $300,000 guaranteed cash payment awarded in accordance with Matthews' employment agreement.

 (6) Restricted stock award granted under the Long-Term Incentive Plan in accordance with Matthews' employment agreement.

 (7) Avista Corp. Common Stock options granted under the Long-Term Incentive Plan in accordance with Matthews' employment agreement.

 (8) Includes a $1 million signing bonus and a $150,000 guaranteed cash payment awarded in accordance with Matthews' employment agreement.

 (9) Cash awards made to certain executive officers for 1998 performance.

 (10) Restricted stock award granted under the Long-Term Incentive Plan in accordance with Meyer's employment agreement.

 (11) Includes 20,000 Avista Corp. Common Stock options granted under the Long-Term Incentive Plan in accordance with Meyer's employment agreement and 12,500 Avista Corp. Common Stock options granted under the Long-Term Incentive Plan.

 (12) Options to Eliassen received as a director of certain indirect subsidiaries: Proco Holdings Corp.--750; Target Woodworks, Inc.--680; White Plus, Inc.--857. These options were exercised in 1999.

 (13) Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts for 1999 under the Deferral Plan were: Matthews--$15,966; Eliassen--$4,029; Ely--$2,324;
      Fukai--$3,097; Meyer--$0. Amounts for 1999 under the 401(k) plan were:
      Matthews--$3,498; Eliassen--$7,200; Ely--$7,200; Fukai--$7,200;
      Meyer--$3,216. Amounts for 1999 under the One-Leave Program were:
      Matthews--$0; Eliassen--$11,423 (100 hrs.); Ely--$0; Fukai--$27,162 (293
      hrs.); Meyer--$18,462 (160 hrs).

 (14) A signing bonus awarded in accordance with Meyer's employment agreement.

                     OPTION GRANTS IN 1999 OF AVISTA CORP.

                                            INDIVIDUAL GRANTS
                                      -----------------------------
                                        NUMBER OF       % OF TOTAL
                                        SECURITIES       OPTIONS
                                        UNDERLYING      GRANTED TO    EXERCISE OR                GRANT DATE
                                         OPTIONS       EMPLOYEES IN   BASE PRICE    EXPIRATION    PRESENT
NAME                                  GRANTED (#)(1)   FISCAL YEAR    (PER SHARE)      DATE       VALUE(2)
----                                  --------------   ------------   -----------   ----------   ----------
T. M. Matthews......................      80,000           10.45%       $17.31       11/11/09     $483,849
G. G. Ely...........................      35,000            4.57%       $17.31       11/11/09     $211,684
J. E. Eliassen......................      20,000            2.61%       $17.31       11/11/09     $120,962
R. D. Fukai.........................      15,000            1.96%       $17.31       11/11/09     $ 90,722
D. J. Meyer.........................      20,000            2.61%       $17.31       11/11/09     $120,962

------------------------

(1) Options granted in 1999 are exercisable starting one year after the grant date, with 25 percent of the shares becoming exercisable at that time, and with an additional 25 percent of the options becoming exercisable on each successive anniversary date. Options will generally vest and become exercisable in full immediately prior to the effective date of a change of control. The options were granted for a term of 10 years. No options granted under the Long-Term Incentive Plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: An exercise price on the option of $17.31, the exercise price being equal to the fair market value of the underlying stock on the grant date. Volatility of 26.98 percent calculated using month-end stock prices for the 36-month period prior to the grant date. An interest rate of 6.3 percent representing the interest rate on a U.S. Treasury strip with a maturity date corresponding to that of the option term. Dividends at the rate of $0.48 per share representing the annualized dividend paid with respect to a share of Common Stock at the date of grant. The options were granted for a term of 10 years. The ultimate value of the options will depend on the future market price of the Company's Common Stock. The actual value an optionee will realize, if any, upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                                OF AVISTA CORP.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT                    OPTIONS AT
                              SHARES                             FY-END (#)                    FY-END ($)
                           ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   -----------   -------------   -----------   -------------
T. M. Matthews...........       0              0            37,500        192,500       $219,375       $807,725
G. G. Ely................       0              0             3,125         44,375       $  9,969       $ 95,356
J. E. Eliassen...........       0              0             3,125         29,375       $  9,969       $ 67,306
R. D. Fukai..............       0              0             2,025         21,075       $  6,460       $ 47,429
D. J. Meyer..............       0              0             8,125         44,375       $ 24,319       $110,356

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                          OF INDIRECT SUBSIDIARIES(1)

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT                    OPTIONS AT
                              SHARES                             FY-END (#)                    FY-END ($)
                           ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   -----------   -------------   -----------   -------------
J. E. Eliassen...........     6,093(2)      $220,586(2)      730(3)          0              $0            $0

------------------------

(1) No option grants of any of the Company's indirect subsidiaries were made to any executive officers of the Company in 1999.

(2) Stock options exercised in 1999 in connection with the sale of certain indirect subsidiaries of the Company as follows: 857 Decker Company stock options; 857 F.O. Phoenix stock options; 700 Form House stock options; 696 Graphic Communications Holdings stock options; 696 Imfax stock options; 750 Proco Wood Products stock options; 680 Target Woodworks stock options; 857 White Plus stock options.

(3) Bay Area Manufacturing stock options valued at $0 per share ($36.55 exercise price).

                               PENSION PLAN TABLE

                                              YEARS OF CREDITED SERVICE
                                      -----------------------------------------
REMUNERATION                             15         20         25         30
------------                          --------   --------   --------   --------
$175,000............................  $ 65,625   $ 87,500   $109,375   $131,250
$200,000............................  $ 75,000   $100,000   $125,000   $150,000
$225,000............................  $ 84,375   $112,500   $140,625   $168,750
$250,000............................  $ 93,750   $125,000   $156,250   $187,500
$300,000............................  $112,500   $150,000   $187,500   $225,000
$400,000............................  $150,000   $200,000   $250,000   $300,000
$450,000............................  $168,750   $225,000   $281,250   $337,500
$500,000............................  $187,500   $250,000   $312,500   $375,000
$550,000............................  $206,250   $275,000   $343,750   $412,500
$600,000............................  $225,000   $300,000   $375,000   $450,000
$650,000............................  $243,750   $325,000   $406,250   $487,500
$700,000............................  $262,500   $350,000   $437,500   $525,000
$750,000............................  $281,250   $375,000   $468,750   $562,500
$800,000............................  $300,000   $400,000   $500,000   $600,000
$850,000............................  $318,750   $425,000   $531,250   $637,500
$900,000............................  $337,500   $450,000   $562,500   $675,000

The table above reflects benefits pursuant to the Retirement Plan for Employees and the Supplemental Executive Retirement Plan. The Company's Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Salary" in the Summary Compensation Table.

The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers (other than the Chief Executive Officer), who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service, for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer who retires at age 65, of 3 percent of final average base earnings during the highest 36 consecutive months during the last 120 months of service, for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are shown below:

NAME                                                      YEARS OF CREDITED SERVICE
----                                                      -------------------------
T. M. Matthews..........................................              2
G. G. Ely...............................................             33
J. E. Eliassen..........................................             29
R. D. Fukai.............................................             27
D. J. Meyer.............................................             20

           CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS

CHANGE OF CONTROL AGREEMENTS

The Company has entered into Change of Control Agreements with the Company's executive officers, including all of the named executive officers. The agreements will provide compensation and benefits to the executive officers in the event of a change of control of the Company. Pursuant to the terms of the agreements, the executives agree to remain in the employ of the Company for three years following a change of control of the Company, and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive in the 12 months preceding the change of control. In addition to the annual base salary, each executive will receive an annual bonus at least equal to such executive's highest bonus paid by the Company for the three fiscal years preceding the change of control (the "Recent Annual Bonus"). If employment is terminated by the Company for other than cause or by the executive officer for good reason during the first three years after a change of control, the executive will receive the base salary due to such executive officer. In addition, the executive officer will receive a proportionate bonus based upon the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (the "Highest Annual Bonus"), together with an amount equal to three times the sum of the executive's base salary and the Highest Annual Bonus. The executive will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for three years from the date of termination, and may be entitled to certain additional payments based on tax liabilities incurred by the executive as a result of payments under the agreements. The executive will also be entitled to a lump sum payment equal to the actuarial value of the benefit under the Company's retirement plans that the executive officer would have received if he or she would have remained in the employ of the Company for three years after the date of termination. If any payments to the executive would be subject to the excise tax on excess parachute payments imposed by section 4999 of the Internal Revenue Code, the agreements also provide that the executive may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the executive do not exceed 110% of the maximum amount the executive could receive without triggering the excise tax, the payments to the executive will be reduced to that maximum amount and the executive will not receive a gross-up payment.

EMPLOYMENT AGREEMENTS

T. M. MATTHEWS--The Company entered into a five-year employment agreement with Mr. Matthews, effective July 1, 1998, pursuant to which the Company agreed to employ Mr. Matthews as Chairman of the Board and Chief Executive Officer of the Company. The employment agreement entitles Mr. Matthews to receive an annual base salary of $750,000, subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Matthews shall be entitled to participate in the Company's employee benefit plans generally available to executive officers and is also entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Matthews is entitled to participate in the Supplemental Executive Retirement Plan ("SERP"). Under the SERP, Mr. Matthews will be awarded one year of past service credit for each year of future service with the Company. Under the agreement, Mr. Matthews was also afforded the following: (1) A signing bonus of $1 million of which $300,000 was payable on July 1, 1998 and the balance deferred pursuant to the Executive Deferral Plan. In the event Mr. Matthews terminates his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Matthews would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company's Common Stock having a fair market value on July 1, 1998 equal to $2 million. One-third of this award vests on each of the third, fourth, and fifth anniversaries of his employment. (3) An option to purchase 100,000 shares of Company Common Stock, with an exercise price equal to the fair market value on July 1, 1998. (4) A minimum guaranteed cash payment (referred to as a "bonus") of $150,000 for 1998 payable in 1999 and a minimum guaranteed cash payment (referred to as a

"bonus") of $300,000 for 1999 payable in 2000. (5) During the five-year agreement, an annual award of equity-based incentive compensation (e.g., stock options, performance shares, restricted stock) the form of which may vary annually, with each grant having a five-year projected pre-tax value of $1 million (assumes a 15% compound annual growth rate of the market value of Company Common Stock). The initial annual equity award granted to Mr. Matthews under this provision was a Company Common Stock option of 50,000 shares, based on the fair market value on the grant date of November 12, 1998. (6) Reasonable relocation expenses. Prior to a change of control, the Company may terminate Mr. Matthews' agreement without cause at any time upon 20 days' notice and payment of severance.

D. J. MEYER--The Company entered into an employment agreement with Mr. Meyer, effective September 16, 1998, pursuant to which the Company agreed to employ Mr. Meyer as Senior Vice President and General Counsel for a period of five years and continuing thereafter on a year-to-year basis, unless terminated by written notice delivered to Mr. Meyer not less than twelve months prior to any anniversary date following the initial five-year term. Alternatively, the Company may terminate the agreement without cause at any time upon 20 days' notice and payment of severance. The employment agreement entitles Mr. Meyer to receive an annual base salary of $240,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Meyer shall be entitled to participate in the Company's employee benefit plans generally available to executive officers and is also entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Meyer will be entitled to a supplemental retirement pension benefit calculated on the basis of not less than twenty years of credited benefit service and also calculated at 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service. Under the agreement, Mr. Meyer was also afforded the following: (1) A signing bonus of $200,000. In the event that Mr. Meyer terminates his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Meyer would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company's Common Stock having a fair market value on September 16, 1998, equal to $200,000, which award vests at the rate of 25 percent on each of the first four anniversaries of the agreement. (3) An option to purchase 20,000 shares of Company Common Stock, with an exercise price equal to the fair market value on September 16, 1998.

SUPPLEMENTAL EXECUTIVE DISABILITY PLAN

The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, workers' compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer's date of retirement or age 65.

EXECUTIVE INCOME CONTINUATION PLAN

In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either
(a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

                               PERFORMANCE GRAPH
  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS--AVISTA CORP. VS. INDUSTRY
                                    INDEXES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

ASSUMES $100 WAS INVESTED IN AVA AND EACH INDEX ON                   AVISTA CORP.  STANDARD & POOR'S  S & P ELECTRIC
DECEMBER 31, 1994 AND THAT ALL DIVIDENDS WERE REINVESTED WHEN PAID.     (AVA)        500 INDEX (1)     CO-MIDCAP(2)
1994                                                                      $100.00            $100.00         $100.00
1995                                                                      $137.53            $137.58         $132.12
1996                                                                      $156.38            $169.17         $136.50
1997                                                                      $217.61            $225.60         $173.58
1998                                                                      $181.51            $290.08         $200.41
1999                                                                      $149.73            $351.12         $169.79

                                 12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                 --------   --------   --------   --------   --------
Avista Corp....................  $137.53    $156.38    $217.61    $181.51    $149.73
Standard & Poor's 500 Index....  $137.58    $169.17    $225.60    $290.08    $351.12
S & P Electric Co-MidCap.......  $132.12    $136.50    $173.58    $200.41    $169.79

------------------------

(1) A composite stock price index of 500 key companies in 90 industry groups divided into four major industry categories (industrials, utilities, financials, and transportations).

(2) The Standard & Poor's MidCap 400 Electric Companies Index. The Index currently includes 30 MidCap electric utility companies.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors appoints the independent accountants that audit the financial statements of the Company. It's anticipated that the Board of Directors will formally appoint the independent accountants for continuing audit work in 2000 at their next Board meeting. Deloitte & Touche LLP currently serves as such independent accountants, has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to attend the meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's 1999 Annual Report to Shareholders and the 1999 Financial Report accompanies this Proxy Statement.

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                                 OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                      2001 ANNUAL MEETING OF SHAREHOLDERS

The 2001 Annual Meeting of Shareholders is tentatively scheduled for May 10, 2001 in Spokane. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the Securities and Exchange Commission ("SEC").

PROPOSALS TO BE INCLUDED IN MANAGEMENT'S PROXY MATERIALS

Shareholder proposals to be included in management's proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before December 1, 2000.

OTHER PROPOSALS

Proxies solicited by the Board of Directors will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management's proxy materials) if the shareholder does not give the Company notice of the matter on or before February 15, 2001. In addition, even if the shareholder does give the Company notice on or before February 15, 2001, management's proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Vice President and Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Beacon Hill Partners, Inc., at a cost of $3,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 1999 Annual Report to Shareholders and the Financial Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By order of the Board of Directors,

                                          /s/ Terry L. Syms

                                          Terry L. Syms
                                          Vice President & Corporate Secretary

Spokane, Washington
March 31, 2000

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        / /

  1. Election of Directors           FOR all nominees  / /           WITHHOLD AUTHORITY to vote      / /         *EXCEPTIONS  / /
                                     listed below                    for all nominees listed below

  NOMINEES: Sarah M.R. (Sally) Jewell, John F. Kelly, R. John Taylor
  (INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

  *Exceptions   _______________________________________________________________________________________________________________

  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.



                                                                                                  MARK HERE IF CHANGE    / /
                                                                                                  OF ADDRESS


                                                                                      The signature on this Proxy should
                                                                                      correspond exactly with the shareholder's
                                                                                      name as printed to the left, in the case
                                                                                      of joint tenants, co-executors, or
                                                                                      co-trustees, both should sign. Persons
                                                                                      signing as attorney, executor,
                                                                                      administrator, trustee or guardian, should
                                                                                      give their full title.

                                                                                      Dated: _____________________________, 2000


                                                                                      __________________________________________
                                                                                                      Signature

                                                                                      __________________________________________
                                                                                                      Signature


                                                                                      VOTES MUST BE INDICATED
  PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE                     (X) IN BLACK OR BLUE INK.     /X/
PREPAID ENVELOPE.
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                                                        AVISTA CORPORATION
                                                  PROXY/VOTING INSTRUCTION CARD

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVISTA CORPORATION
                                FOR THE ANNUAL MEETING OF SHAREHOLDERS ON THURSDAY, MAY 11, 2000.

                    The undersigned appoints T.M. Matthews and T.L. Syms, and each of them, with full power of substitution, the Proxies of the undersigned, to represent the undersigned and vote all shares of
               Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual
               Meeting of Shareholders to be held on May 11, 2000, and at any adjournments thereof, as indicated
               on the reverse side.

                    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.

                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

                                                           (Continued, and to be dated and signed on the reverse side.)


                                                                      AVISTA CORPORATION
                                                                      P.O. BOX 11204
                                                                      NEW YORK, NY 10203-0204



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